January 13, 2020

VIA EDGAR

Angela Lumley

Rufus Decker

Jonathan Burr

Brigitte Lippmann

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	AnPac Bio-Medical Science Co., Ltd. (CIK No. 0001786511)

Registration Statement on Form F-1 (File No: 333-234408)

Registration Statement on Form 8-A (File No. 001-39137)

Dear Ladies and Gentlemen:

Reference is made to our letter, filed as correspondence with the U.S. Securities and Exchange Commission via EDGAR on January 8, 2020, in which we requested the acceleration of the effectiveness of the above-captioned Registration Statements to 4:00 p.m., New York City time on January 9, 2020. We hereby formally withdraw our prior request for acceleration of the effective date of the above-captioned Registration Statements.

[Signature page follows]

Very truly yours,

AnPac Bio-Medical Science Co., Ltd.

By:	/s/ Chris Chang Yu
	Name:	Chris Chang Yu
	Title:	Chairman of the Board of Directors and Chief Executive Officer

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